CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-178833 on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of FPA Global Equity ETF (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended September 30, 2022, and to the references to us under the headings “Fund Service Providers”, “Financial Highlights” and "Independent Registered Public Accountant" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

January 23, 2023